Gladstone Commercial Corporation Reports Results for the Second Quarter Ended June 30, 2013

Please note the limited information that follows in this press release is not adequate for making an informed investment judgment.

MCLEAN, Va., July 30, 2013 /PRNewswire/ -- Gladstone Commercial Corporation (NASDAQ: GOOD), or the Company, today reported financial results for the second quarter ended June 30, 2013. A description of funds from operations, or FFO, a relative non-GAAP (generally accepted accounting principles in the United States) financial measure, is located at the end of this press release. All per share references are to fully-diluted weighted average shares of common stock, unless otherwise noted. Please read the Company's Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission, or the SEC, which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.GladstoneCommercial.com.

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Summary Information (dollars in thousands, except per share data):

	As of and for the three months ended June 30, 2013	As of and for the three months ended March 31, 2013	$ Change	% Change

Operating Data:
Total operating revenue	$ 14,258	$ 14,035	$ 223	1.6%
Total operating expenses	(7,369)	(7,273)	(96)	1.3%
Other expense	(6,438)	(6,329)	(109)	1.7%
Net income	$ 451	$ 433	$ 18	4.2%
Dividends attributable to preferred stock	(1,023)	(1,023)	-	0.0%
Dividends attributable to senior common stock	(69)	(53)	(16)	30.2%
Net loss available to common stockholders	$ (641)	$ (643)	$ 2	-0.3%
Real estate depreciation and amortization	5,220	4,901	319	6.5%
Funds from operations available to common stockholders	$ 4,579	$ 4,258	$ 321	7.5%

Share and Per Share Data:
Net loss available to common stockholders - basic	$ (0.05)	$ (0.06)	$ 0.01	-16.7%
Net loss available to common stockholders - diluted	$ (0.05)	$ (0.06)	$ 0.01	-16.7%
FFO available to common stockholders - basic	$ 0.37	$ 0.38	$ (0.01)	-2.6%
FFO available to common stockholders - diluted	$ 0.36	$ 0.37	$ (0.01)	-2.7%
Weighted average shares outstanding-basic	12,380,402	11,230,647	1,149,755	10.2%
Weighted average shares outstanding-diluted	12,576,161	11,362,666	1,213,495	10.7%
Cash dividends declared per common share	$ 0.375	$ 0.375	$ -	0.0%

Financial Position:
Real estate, before accumulated depreciation	$ 564,952	$ 538,509	$ 26,443	4.9%
Total assets	$ 594,140	$ 569,198	$ 24,942	4.4%
Mortgage notes payable, term preferred stock and borrowings under the line of credit	$ 408,940	$ 425,935	$ (16,995)	-4.0%
Total stockholders' equity	$ 166,382	$ 123,648	$ 42,734	34.6%
Properties owned	83	81	2	2.5%
Square feet owned	8,565,582	8,073,049	492,533	6.1%
Square feet leased	96.0%	95.8%	0.1%	0.1%

Highlights of the Quarter, the Company:

  Acquired Properties: Purchased two fully-occupied properties, comprised of an aggregate of 262,275 square feet of rental space, for $27.8 million at a weighted average cap rate of 9.5%;
  Issued Common Stock: Issued 2.7 million shares of common stock in two separate underwritten offerings, resulting in total net proceeds of $48.9 million, which includes the exercise of the over-allotment option in July 2013;
  Expanded Property: Expanded one of its existing properties by 102,400 square feet for $3.3 million, and simultaneously extended the lease by 8 years resulting in an average cap rate of 11.3%;
  Extended Lease: Extended the term of a lease for 10 years;
  Re-leased Vacant Property: Executed a lease with a new tenant for one of its previously vacant properties; and
  Paid Distributions: Paid monthly distributions for the quarter totaling $0.375 per share on the common stock, $0.4843749 per share on the Series A Preferred Stock, $0.46875 per share on the Series B Preferred Stock, $0.4453125 per share on the Series C Term Preferred Stock and $0.2625 per share on the Senior Common Stock.

Q2 2013 Results: FFO available to common stockholders for the three months ended June 30, 2013, was $4.6 million, or $0.36, a 7.5% increase when compared to the three months ended March 31, 2013. FFO increased primarily due to the increase in operating revenues derived from the two properties acquired this quarter coupled with a full quarter of earnings from the property acquired at the end of March, which was partially offset by a slight increase in interest expense due to the mortgage debt issued at the end of the first quarter coupled with a slight increase in overall operating expenses.

Net loss available to common stockholders for the three months ended June 30, 2013, was $0.6 million, or $0.05 per share, compared to net loss available to common stockholders for the prior quarter ended March 31, 2013, of $0.6 million, or $0.06 per share. A reconciliation of FFO to net income for both the three months ended June 30, 2013 and March 31, 2013, which the Company believes is the most directly comparable GAAP measure to FFO, and a computation of basic and diluted FFO per weighted average share of common stock and basic and diluted net income per weighted average share of common stock is set forth in the Summary Information table above.

Comments from the Company's President, Bob Cutlip: "Our financial results for the quarter reflect increased revenues from our real estate investments made during the quarter. We were able to issue common stock during the quarter to fund these investments, and were able to put this equity to work quickly at the beginning of July. We also continue to focus on maintaining our portfolio and working with our existing tenants to extend the few leases that are scheduled to mature in 2014 and to re-lease vacant space in our portfolio. We are looking forward to an active second half of 2013."

Subsequent to the End of the Quarter, the Company:

  Acquired Properties: Purchased two fully-occupied properties, comprised of an aggregate of 435,000 square feet of rental space, for $72.2 million at a weighted average cap rate of 8.5%;
  Issued Debt: Borrowed a total of $52.4 million from 3 separate banks, which are collateralized by 3 of its properties at a weighted average fixed interest rate of 4.7% for periods of 10 years each; and
  Declared Distributions: Declared monthly cash distributions of $0.125 per share on its common stock, $0.1614583 per share on its Series A Preferred Stock, $0.15625 per share on its Series B Preferred Stock, $0.1484375 per share on its Series C Term Preferred Stock and $0.0875 per share on its senior common stock, for each of July, August and September 2013.

Conference Call: The Company will hold a conference call on Wednesday, July 31, 2013, at 8:30 a.m. EDT to discuss its earnings results. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for any questions. A conference call replay will be available beginning one hour after the call and will be accessible through August 30, 2013. To hear the replay, please dial (877) 344-7529 and use conference number 10028885. The live audio broadcast of the Company's quarterly conference call will also be available online at the Company's website, www.GladstoneCommercial.com. The event will also be archived and available for replay on the Company's website through September 30, 2013.

About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust that invests in and owns net leased industrial, commercial and retail real property and selectively makes long-term industrial and commercial mortgage loans. Including payments through July 2013, the Company has paid 103 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid 5 consecutive quarterly cash distributions. The Company has also paid 91 consecutive monthly cash distributions on its Series A Preferred Stock, 82 consecutive monthly cash distributions on its Series B Preferred Stock, 18 consecutive monthly cash distributions on its Series C Term Preferred Stock and 42 consecutive monthly cash distributions on its senior common stock. The Company has never skipped, reduced or deferred a distribution since inception, over nine years ago. Further information on the Company can be found at www.gladstonecommercial.com.

About the Gladstone Companies: Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Investor Relations: For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Non-GAAP Financial Measure – FFO: The National Association of Real Estate Investment Trusts ("NAREIT") developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs. To learn more about FFO, please refer to the Company's Form 10-Q for the quarter ended June 30, 2013, as filed with the SEC today.

The statements in this press release regarding the Company's ability, plans or prospects to re-lease its unoccupied properties, maintain its portfolio, and renegotiate leases are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to raise additional capital; availability and terms of capital and financing, both to fund our operations and to refinance our indebtedness as it matures; the duration of, or further downturns in, the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk factors" of its Form 10-K for the fiscal year ended December 31, 2012, as filed with the SEC on February 19, 2013. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Gladstone Commercial Corporation, +1-703-287-5893